Taubman Centers, Inc.
200 East Long Lake Road
Bloomfield Hills, MI 48304
(248) 258-6800

CONTACT:	Barbara K. Baker

(248) 258-7367

www.taubman.com

FOR IMMEDIATE RELEASE

TAUBMAN CENTERS DECLARES EARLY DIVIDENDS FOR SERIES G AND H PREFERRED STOCK

BLOOMFIELD HILLS, Mich., April 18, 2006 - - The Board of Directors of Taubman Centers, Inc. (NYSE:TCO) has declared early dividends of $0.2611111 per share on its Series G Cumulative Redeemable Preferred Stock (NYSE:TCO Pr G) and $0.2488715 per share on its Series H Cumulative Redeemable Preferred Stock (NYSE:TCO Pr H). The preferred dividends are payable on May 18, 2006 to shareholders of record on May 8, 2006. These dividends are being paid pursuant to the terms of the Series G and H Preferred Stock, which require that dividends be paid current in the event of a redemption of all or part of a parity class of preferred stock. The dividends that are normally paid at the end of the second quarter will be reduced by the amount of the early dividends.

Taubman Centers, Inc., a real estate investment trust, owns, develops, acquires and operates urban and suburban shopping centers from coast to coast. The company is headquartered in Bloomfield Hills, Mich.

This press release contains forward-looking statements within the meaning of the Securities Act of 1933 as amended. These statements reflect management’s current views with respect to future events and financial performance. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to economic conditions generally and in the regional and local economies in which the company’s shopping centers are located, specifically competition from other shopping centers and other shopping venues, changes in government regulations, tax rates and similar matters, availability and cost of financing and the company continuing to qualify as a REIT. Other risks and uncertainties are discussed in the company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form

10-K.